[ONE PRICE LOGO]

ONE PRICE CLOTHING OBTAINS

ADDITIONAL $5 MILLION CAPITAL INFUSION

Duncan, SC, October 24, 2003—One Price Clothing Stores, Inc. (OTC: ONPR), an operator of a national chain of retail specialty stores offering first quality, in-season apparel and accessories for women and children, today announced that it had received an additional $5 million in capital from a secured loan indirectly made by the Company’s largest shareholder, Sun One Price, LLC, an affiliate of Sun Capital Partners, Inc. The capital is designed to maximize the Company’s ability to purchase key merchandise during the critical Thanksgiving and Christmas holiday periods. In connection with the loan, Sun One Price, LLC was issued warrants to purchase shares of the Company’s common stock. The loan and the warrants are described in more detail in the Form 8-K filed by the Company with the Securities and Exchange Commission today.

Ronald C. Swedin, Acting Chief Executive Officer, said: “We appreciate this additional and timely support from Sun Capital’s affiliate which we expect will help us not only to capitalize on the outstanding buying opportunities that currently exist in the market but also to optimize our product mix as we head into the important Holiday season.”

One Price Clothing Stores, Inc. currently operates 553 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands. For more information on One Price, visit www.oneprice.com.

FORWARD LOOKING STATEMENTS – All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words “believes,” “anticipates,” “expects,” “projects,” “should,” “will,” “plans” and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The statements may address items such as the importance of such capital to the future success of the Company and the Company’s ability to capitalize on buying opportunities that exist in the market and to optimize its product mix. In addition, the Company may issue additional press releases and other written communications, and representatives of the Company may make oral statements which contain forward-looking information. There are a number of important factors that could cause the Company’s actual results in fiscal 2003 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to, general economic conditions; fluctuations in interest rates and other economic factors; the military action in Iraq and its effect on consumer spending; consumer preferences; weather patterns; competitive factors; pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; credit availability, including adequate levels of credit support provided to certain of the Company’s vendors by factors and insurance companies; access to additional debt or equity financing; the effect of litigation resulting from the Company’s operations; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; regulatory matters, including legislation affecting wage rates; and other factors described in the Company’s filings with the Securities and Exchange Commission from time to time. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACTS: C. Burt Duren, Senior Vice President, Chief Financial Officer & Treasurer of One Price Clothing Stores, Inc., phone: 864/486-6222, email: bduren@oneprice.com